HALL CAPITAL PARTNERS LLC

CODE OF ETHICS AND CONDUCT

As an investment adviser, Hall Capital Partners LLC (the “Firm”) is a fiduciary to our clients.  We owe clients the highest duty of loyalty and rely on each employee to avoid conduct that is or may be inconsistent with that duty.  It is also important for employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client’s trust, may have the appearance of impropriety.  This Code of Ethics and Conduct (the “Code”) is intended to set forth our policies and procedures concerning personal trading and other matters and to state the Firm’s broader policies regarding our duty of loyalty to clients.  Access Persons must adhere to both the letter and spirit of the restrictions set forth in the Code.

A.	Statement of Ethical Principles and Standards of Business Conduct.	Exh I-1
B.	Holdings Reports and Duplicate Statements.	Exh I-2
C.	Preclearance Requirements.	Exh I-4
D.	Outside Directors and Board Observers.	Exh I-7
E.	Client Priority.	Exh I-7
F.	Outside Activities.	Exh I-8
G.	Privacy Policy.	Exh I-9
H.	Gifts and Entertainment.	Exh I-10
I.	CCO Authority.	Exh I-13
J.	Sanctions.	Exh I-14

A.	Statement of Ethical Principles and Standards of Business Conduct.

The Firm holds its employees to a high standard of integrity and business practices.  In order to properly serve our clients, the Firm strives to avoid, or to manage, conflicts of interest or the appearance of conflicts of interest.  The Firm requires that Access Persons hold themselves to its high standards in order to protect its reputation for honest and ethical conduct.  Thus, Access Persons must, at all times:

•	Conduct themselves in a lawful, honest and ethical manner

•	Place the interests of clients first

•	Display loyalty, honesty, fairness and good faith toward clients

•	Avoid taking inappropriate advantage of any position of trust or responsibility

•	Maintain the confidentiality of client information

•	When trading, conduct all personal Securities transactions in full compliance with this Code, including these ethical principles and standards of business conduct

While affirming our confidence in the integrity and good faith of all of our Access Persons, we recognize that the knowledge of, and power to influence, investment recommendations could create potential conflicts with the interests of clients in that Access Persons could trade ahead of Client Accounts.  Accordingly, this Code establishes reporting requirements and other restrictions or procedures on personal trading in order to monitor and enforce the provisions of this Code.

Violations of the Code must be reported promptly to the CCO or her delegate.  Failure to comply with the Code may result in sanctions, including termination. Each Access Person must certify, on an annual basis, that he or she has complied with the provisions of this Code.  By acknowledging receipt of this Code, Access Persons are agreeing to comply with all applicable federal securities laws.

B.	Holdings Reports and Duplicate Statements.

1.           Initial Holdings Report Requirement:  Within 10 days after a person becomes an Access Person, he or she must (i) identify each of his or her Personal Accounts (note broad definition in the Introduction to the Compliance Manual) that fall into the following categories and (ii) complete a Holdings Report disclosing the title, number of shares and principal amount (or similar information) of each Security in each of the accounts (a copy of an account statement from each trading account may suffice instead of a listing of each Security).  The information provided must be as of a date within 45 days prior to when the person becomes an Access Person.

Personal Accounts are generally disclosed through the PTCC and are required to be held at an institution used by the Firm, although in limited circumstances the Access Person may be granted an exemption by the CEO, in which case duplicate trade confirmations and periodic brokerage statements must be sent directly to the Firm.

NOTE:  All accounts over which the Access Person has Beneficial Ownership (including, among others, spousal accounts and accounts of other Family Members living in the same household) must be reported.

The following types of accounts must be reported, unless they fall into the exceptions in B.2., below, or unless an exception is made by the CCO or CEO:

•	Any brokerage or commodities trading account held at a broker, dealer or bank,

•	Any private Securities (such as interests in private funds, hedge funds and other investment vehicles), regardless of where the Security is held,

•
Any account not held at a broker, dealer or bank, where the account allows trading in Securities other than those listed in B. 2. below.  Generally, this will not require reporting of 401(k)s, IRAs and similar accounts, unless these accounts allow trading in Securities other than those listed in B. 2. below.

2.           Exceptions to Holdings Reports Requirements and Duplicate Statement Requirements.  An Access Person is not required to submit holdings reports or duplicate statements for the following types of holdings or accounts that can only hold the following types of Securities listed below:

•
Accounts, and Securities in those accounts, over which the Access Person does not have direct or indirect influence or control (normally, this would NOT exclude accounts held by a spouse or other Family Members),

•	managed (discretionary) accounts and blind trusts,

•	money market funds,

•	exchange traded funds (“ETFs)

•	open-ended mutual funds,

•	direct obligations of the U.S. government,

•	bankers’ acceptances,

•	certificates of deposit (“CDs”),

•	commercial paper,

•	shares of certain unit investment trusts (“UITs”).

NOTE:  Holdings reports and duplicate statements are needed for closed-end funds, all options and derivatives, corporate bonds and municipal bonds.

3.           Annual Holdings Report Requirement:  Annually, for each type of account listed in B.1. above, each Access Person must (i) identify all of his or her Personal Accounts (note broad definition in the Introduction section of the Compliance Manual) and (ii) complete a Holdings Report as described in B.1. above.  The information provided must be as of a date within 45 days prior to when the report is submitted.

4.           Duplicate Statements Requirement.  For each type of account listed in B.1. above, each Access Person must arrange for copies of all brokerage statements and trade confirmations to be sent to the Firm or its vendor promptly and directly by the brokerage firm or other financial institution where the Personal Account is maintained.  This is generally done through the PTCC, unless granted an exemption from the CEO, in which case duplicate brokerage statements and trade confirmations must be sent directly to the Firm.  In certain circumstances, the CCO may allow Access Persons to complete quarterly transaction reports (containing the same information as would appear on the duplicate statements and confirmations) instead of providing duplicate statements and confirmations.

Duplicate statements need not be provided for transactions effected pursuant to an automatic investment plan or dividend reinvestment plan where regular periodic purchases or withdrawals are made automatically in (or from) an account in accordance with a predetermined schedule and allocation.

Duplicate statements also need not be provided for Personal Accounts that are pre-approved managed (discretionary) accounts where the Access Person has no direct or indirect control, as in Part B.2 above.  In order to gain approval for a managed account, the Access Person (or their Family Members) and the investment adviser for the trust or managed account must certify that the Access Person (or their Family Members) will not advise or direct transactions.  The Access Person (or their Family Members) and/or the investment adviser may be requested by the Compliance Group to re-certify the trust or managed account arrangement.

5.           Special Rules for Private Securities Investments (such as investments in private funds, hedge funds and other investment vehicles).  An Access Person must fulfill the requirements for the filing of initial and annual Holdings Reports and preclearance with respect to private Securities investments.  An Access Person can report transactions in private Securities in one of the following ways: 1) promptly submit a copy of the subscription document evidencing an investment, 2) have duplicate periodic statements sent to the Firm with respect to the private Securities investment, or 3) at the discretion of the CCO, submit a quarterly transaction report, reflecting the investment.  Similar evidence should be submitted indicating sale or relinquishment of the investment.  Cash distributions and Securities distributions from private investment funds are not considered sales for purposes of this paragraph, and would not require preclearance; however, distributed Securities should be reported in the annual Holdings Report.  Arrangements instead of those listed here may be made if approved by the CCO or CEO.

6.           After submitting the Initial Holdings Report and related forms, each Access Person must notify the CCO or her delegate in conjunction with opening any new Personal Account (note broad definition).  New Personal Accounts must be opened at one of the institutions that is used by the Firm, unless in limited circumstances the Access Person has been granted an exemption by the CEO.

7.           Forms to complete:  If you are a new employee, you must complete, on paper or electronically, Exhibit II (Certificate of Receipt of Compliance Manual), Exhibit IV (Securities Holdings Report), Exhibit V (Disclosure Information Questionnaire), Exhibit VI (Officer and Director Questionnaire) and Exhibit VII (Disclosure of Outside Employment and Activities).

If you are an ongoing employee, you must complete, on paper or electronically, Exhibit III (Certificate of Compliance), Exhibit IV (Securities Holdings Report), Exhibit V (Disclosure Information Questionnaire), Exhibit VI (Officer and Director Questionnaire) and Exhibit VII (Disclosure of Outside Employment and Activities).

C.	Preclearance Requirements.

1.           General rule.

a.           The general rule is that no trades of any Securities may be effected for an Access Person’s Personal Account (note broad definition in the Introduction section of the Compliance Manual) without the prior approval of (“preclearance” by) the CCO or her delegate, which may be withheld for any reason.  Exceptions may be made by the CCO or CEO.

An Access Person must obtain preclearance for all Securities in which the Access Person has Beneficial Ownership.

b.           Proposed trades involving initial public offerings and private Securities investments, including investments in private investment funds such as private equity, venture capital and hedge funds, are subject to the general rule.  Access Persons are not required to obtain preclearance for investments in Firm-sponsored private funds created for investments by employees, as these investments are deemed precleared in advance.

c.           Exceptions.  Prior approval is not needed for trades in Securities for which holdings reports and duplicate statements are not required.  See Section B.1. and B. 2., above.  In addition, the CCO or her delegate may designate in writing from time to time other types of Securities that do not require prior approval.

NOTE:  For the purchase of Securities through an automatic investment plan, you DO NOT need to obtain preclearance.  However, to sell the Securities purchased through the plan, you DO need to obtain preclearance.  The difference is that the sale is not automatic and can be more easily influenced by inside information.  If the stock purchase plan is NOT an automatic investment plan, the normal preclearance rules apply.

2.           General procedures.

a.           For trades in publicly-traded equities Securities, requests for approvals should generally be submitted through the PTCC.  For trades in all other Securities, requests for approvals should be submitted by email to the CCO or her delegate.  These systems may be updated or replaced in the future.

b.           Family Members of Access Persons should generally follow section 2.a above and request preclearance through the PTCC account of the related Access Person.  However, the Family Member may open a PTCC account of their own, in coordination with the Firm, in order to request preclearance independently.

c.           Approvals remain in effect for 10 business days.  The CCO may limit any approval to shorter periods.  For investments other than publicly-traded equities, if you need a longer time than the standard effective periods, please consult the CCO or her delegate.

d.           Trading after the approval expires is a violation of the preclearance requirement, even though the Access Person obtained initial approval to trade.  This is an issue for limit orders, which may be pending when compliance approval expires.  In that situation, an Access Person must either cancel the pending order or submit a new request for approval, in either case before the trade is executed.  (The safest approach is to either cancel or re-request before the approval expires.)

Changing the terms of a limit order (or other order) is equivalent to placing a new order.  Even though preclearance was previously obtained, additional pre-approval must be obtained before executing a trade with changed terms.

e.           The Firm does not allow in-and-out trading, defined as the trade of Securities in opposite directions within 30 days (the “hold period”).  Thus, no Access Person or his or her Family Member living in the same household may trade Securities in one direction and then trade the same or related Securities in the opposite direction within the hold period.  This restriction applies to Securities for which preclearance is required.  The rationale is to avoid day trading and manipulation.  Exceptions may be made by the CCO or CEO.

Exception:  If an Access Person or Family Member buys an option that expires during the hold period, the person can exercise the option at its expiration, subject to preclearance, even though the exercise occurs within the hold period.

This restriction can get complicated when options and other derivative Securities are involved, and Access Persons are encouraged to consult the CCO or her delegate with any questions.  Following are two examples, which are not meant to be all-inclusive.

1.           If you purchase a put option in GOOG on Day 1, you cannot purchase a call option in GOOG or sell the put option during the holding period.

2.           If you purchase shares of GOOG on Day 1, then during the holding period you cannot sell a covered call on the shares, buy a put option relating to GOOG, short GOOG shares, or sell GOOG shares.

Note that in-and-out trading in open-ended mutual funds (a practice known as market timing) can violate the securities laws and violate the Code.

f.           The Firm reserves the right to require any Access Person to reverse, cancel or freeze, at the Access Person’s expense, any transaction or position in a specific Security if the Firm believes such transaction or position might violate this Code or appears improper.

3.           Gap Securities.  No trades in Securities issued by Gap, Inc. may be effected for Access Persons’ Personal Accounts (note broad definition) without the prior approval of Kathryn A. Hall, which may be withheld for any reason.  For Family Members who are employees of Gap, Inc., please see the CCO or her delegate.

4.           Restricted Watch List Securities.  For business or legal reasons, the Firm may restrict Access Persons from trading in certain Securities for certain periods.  These Securities will appear on the Firm’s Restricted Watch List.  A Security will be placed on the Restricted Watch List if the Firm deems that trading in that Security should be restricted for any reason, including but not limited to the following:

•	The Security is issued by Gap, Inc;

•	The Firm has material, nonpublic information about the issuer or Security;

•	The Security is issued by a public company in which a Managing Director knows that one or more clients or Investment Funds is currently, or will be in the near future, conducting significant trades;

•	The Security is issued by a public company in which a Firm client, Firm Director or Board Observer holds a significant position in the company’s Securities;

•	The Security is issued by a public company of which a Firm client, Firm Director or Board Observer is an officer or director;

•	The Security is issued by a public company of which a Firm employee or the employee’s Family Member is an officer or director or holds a significant position in the company’s Securities;

•	Trading in a Security should be restricted for any other reason.

Employees are not absolutely barred from trading in a Security on the Restricted Watch List, but rather their trades must be closely reviewed to avoid an actual or potential conflict or an appearance of impropriety.  No trades in Securities on the Restricted Watch List may be effected for Access Persons’ Personal Accounts (note broad definition) without the prior approval of the CCO, CEO or President/Director of Portfolio Management, which may be withheld for any reason.

The Restricted Watch List is confidential and no information about the Restricted Watch List may be disclosed to anyone at the Firm who does not require that information for the performance of their Firm duties. In addition, no information about the Restricted Watch List may be disclosed to anyone outside of the Firm without the CEO’s or CCO’s approval.

5.           Trading by CCO.  The CCO must obtain the prior written approval of the CEO or President/Director of Portfolio Management before effecting trades of Securities in the CCO’s Personal Accounts.  Other than this provision, the same rules that apply to the personal trading by Access Persons also apply to the CCO’s personal trading.

6.           Examples.

a.           If an Access Person has a Vanguard mutual fund account that allows only the purchase and sale of shares of open-ended mutual funds, and prohibits trades in individual Securities, the Access Person is not required to obtain preclearance or submit holdings reports or duplicate statements.  Accounts holding IRA or 401(k) money may or may not meet this requirement.

b.           If an Access Person has a brokerage account at Vanguard that allows trades in individual Securities, the Access Person is required to submit holdings reports and duplicate statements for that account, even if the Access Person does not hold individual Securities in that account.

c.           If an Access Person holds closed-end funds which trade on a securities exchange and have ticker symbols, the Access Person must obtain preclearance, and submit holdings reports and duplicate statements.

7.           Confidentiality of Personal Trading Information.  The CCO or her delegate will review all confirmations, statements and other information to monitor compliance with the Code.  Except as required by law, to enforce the Code, or to participate in any investigation concerning violations of the Code or applicable law, the Firm will keep all such information confidential.

D.	Outside Directors and Board Observers.

Unless the CCO determines otherwise, Outside Directors and Board Observers are not deemed to be Access Persons under the Code because they do not have information, or access to information, that would make them Access Persons.  Accordingly, they are not required to provide Holdings Reports or obtain preclearance before they or any of their Family Members trade Securities.

Outside Directors and Board Observers must not seek, and Access Persons may not disclose to any such person, nonpublic information about portfolio holdings, transactions or recommendations that the Firm is considering for Client Accounts, provided that Outside Directors and Board Observers may seek, and Access Persons may disclose to any such person, the following, as well as similar, information:  the names of clients or potential clients and nonpublic information about portfolio holdings, recommendations, information relating to potential, prospective or actual investments, and investment analyses relating to any actual or potential Client Account affiliated with that Outside Director or Board Observer.  Outside Directors and Board Observers may recommend Firm services to clients and investors or potential clients and potential investors.  If an Outside Director or Board Observer becomes aware of any such information, except as permitted in this Section, he or she should notify the CCO immediately and not use that information or disclose it to any other person.  The CCO will determine what actions are necessary, which may include deeming the person a temporary Access Person for a certain period or with respect to certain transactions.

Notwithstanding the provisions of this Part D, if the Firm determines that it needs additional information about an Outside Director’s or Board Observer’s investment activity or proposed investment activity to ascertain compliance with this Code, the Manual or applicable laws, that person must promptly arrange for that information to be supplied.

E.	Client Priority.

Access Persons must give first priority to Client Accounts for all purchases and sales of Securities before executing transactions for their Personal Accounts, and must conduct their personal trading so as not to conflict with a client’s interests. The following are examples of prohibited acts:

•	knowingly purchasing or selling Securities for Personal Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

•	using knowledge of Securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions;

•
giving anyone outside the Firm nonpublic information about contemplated, proposed or current purchases or sales of Securities by or for a Client Account, except to the extent necessary to effectuate such transactions or with the approval of the CCO;

•
executing (without the CCO’s prior written approval) a transaction in a Security for a Personal Account if the Access Person is aware or should be aware that an order for a Client Account for the same Security, same way (i.e., purchase or sale), remains unexecuted or the Firm is considering same-way trades in the Security for Client Accounts (“front running”).  Transactions in options, derivatives or convertible instruments for a Personal Account that are related to a transaction in an underlying Security for a Client Account (“inter-market front running”) are subject to the same restrictions;

•	engaging in principal Securities transactions between a Personal Account and a Client Account without first obtaining the prior written approval of the CCO and the written consent of the client;

•
engaging in trading or apparent trading activity in a Security for the purpose of (i) inducing the purchase or sale of such Security by others to manipulate price; or (ii) causing the price of a Security to move up or down, and then take advantage of such price movement by buying or selling the Security at the resulting “artificial” price (“manipulation”).

Buy or sell programs may cause Security prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited.  Section 9(a)(2) of the Exchange Act prohibits activity that has the purpose of affecting the price of a Security “artificially” (i.e., without an economic basis) through trading or apparent trading, not activity that has the incidental result of changing the supply or demand or the intrinsic value of a Security;

•	knowingly spreading or disseminating false information or rumors about an issuer for the purpose of manipulating the price of the issuer’s Securities.

F.	Outside Activities.

An Access Person may be an employee, officer, consultant, director, advisor or trustee of any other entity, trust or other organization only with the prior written approval of the CEO or CCO; provided that the CEO or CCO shall have determined that such Access Person’s service at such other entity, trust or other organization is in the best interests of the Firm and its clients.  Notwithstanding the foregoing, an Access Person may serve as a member of the board of directors of a non-profit organization; provided that such Access Person gives the CEO or CCO advance written notice.  Further notwithstanding the foregoing, an Access Person may act in the role of trustee for their own personal, revocable or family trusts, or other similar family entities, without seeking prior approval or notifying the Firm.  Any questions should be directed to the CCO.  The CEO will seek approval from the Board of Directors if she desires to engage in outside activities for a for-profit entity if such service may involve a material amount of her time.  The CEO will inform the Board of Directors with respect to outside activities of Access Persons to the extent such activities may raise issues of importance to the Firm.

Publications or articles, or radio or television appearances must be approved in advance by the CEO or President/Director of Portfolio Management.

G.	Privacy Policy.

1.           Individually Managed Accounts

The Firm collects nonpublic personal information about its clients from a variety of sources, including interviews and other conversations between clients and the Firm’s personnel, applications and other documents that clients complete, copies of account statements that the Firm receives on clients’ behalf and information about client transactions with the Firm, its affiliates and others.  Whether the Firm has collected information about a particular client from any of these sources depends on the scope of its engagement with that client.

The Firm does not disclose nonpublic personal information about its clients, former clients or prospective clients to anyone, except as permitted or required by law.  Such disclosure may include, but is not limited to, disclosure:

•	that is necessary to effect, administer or enforce a transaction that a client requests or authorizes;

•
about a client’s identity, personal finances and financial needs to the client’s attorneys, accountants or investment managers necessary to obtain financial and advisory services required to implement the client’s investment strategy;

•	of certain identifying and financial information about a client to a mutual fund or private investment fund, the shares of which the Firm effects purchases on behalf of that client;

•	to the Firm’s accountants, auditors, lawyers and other service providers; and

•	to government authorities as required by law and as requested by the regulators that examine the Firm’s business.

2.           Private Investment Funds

The Firm and the private investment funds for which it or an affiliate serves as general partner collect nonpublic personal information about investors in those funds from a variety of sources, including interviews and other conversations between investors and personnel of the Firm or its affiliates and those funds, subscription agreements, offering questionnaires and other documents investors provide to those funds, and information about investors’ transactions with the funds, their affiliates and others.

The Firm and the private investment funds for which it or an affiliate serves as general partner do not disclose any nonpublic personal information about investors, former investors or prospective investors to any individuals outside of the Firm or its affiliates, except as permitted or required by law.  Such disclosure may include, but is not limited to, disclosure:

•	that is necessary to effect, administer or enforce a transaction that an investor requests or authorizes;

•	to accountants, auditors, lawyers and other service providers of the Firm and the funds;

•	to an investment fund and its manager in connection with an investment by a partnership in that fund;

•	to transfer agents, brokerage firms and the like in connection with possible in-kind distributions to investors in a partnership; and

•	to government authorities as required by law and as requested by the regulators that examine their businesses.

3.           All Clients and Investors

The Firm and the private investment funds for which it or an affiliate serves as general partner do not provide personal information about any client or investor to mailing list vendors or solicitors for any purpose and restrict access to nonpublic personal information concerning each client and investor to those employees who have a business reason to need to know that information.  In addition, they maintain a secure office and computer environment to ensure that the confidentiality of clients’ and investors’ information is not placed at unreasonable risk.

H.	Gifts and Entertainment.

The guiding principle of our gifts and entertainment policy is that conflicts of interest or the appearance of such conflicts should be avoided or managed so that the personal interests of Access Persons do not interfere with their responsibilities to the Firm and its clients.

In general and subject to the exceptions noted below, an Access Person may not accept gifts, favors, preferential treatment, meals, entertainment, or valuable consideration of any kind of more than a reasonable value offered from broker-dealers or other companies or persons involved in the securities or financial services industries or any other entity that does business with (or seeks to do business with) or on behalf of the Firm.

Conversely, in general, an Access Person may not offer or give gifts, favors, preferential treatment, meals, entertainment, or valuable consideration of any kind of more than a reasonable value to any such entities or persons.  In this connection, use reasonable judgment under the circumstances by, for instance, considering the relationship and the status of the potential recipient and specifically whether the potential recipient can reasonably be expected to be subject to restrictions (such as pension funds with respect to restrictions by the Department of Labor).  If in doubt, consult the CCO or her delegate.

Gifts, meals, entertainment or tickets to an event may be provided or accepted if they are of reasonable value, reported promptly, and in some situations contributed to an office pool.  There are, however, certain exceptions (described below).  For example, gifts, meals, entertainment or tickets to events received in connection with a bona fide personal relationship are not subject to the restrictions on reasonable value, the reporting requirement, or the pooling element of the gifts and entertainment policy.

Gifts and entertainment reporting.  Any items, meals, entertainment or tickets to events of more than a de minimis value must be reported promptly to the Firm, where it will be centrally logged, subject to the following exceptions.

•
Meals of reasonable value (given or received) need not be reported if attended by the person who does business with (or seeks to do business with) or on behalf of the Firm.  But if such a meal is not attended by the giver or recipient, such meal must be reported.

•
Gifts, meals, entertainment or tickets to events from clients, if of a reasonable value, need not be reported for compliance purposes, except where the client also has another relationship with  the Firm (beyond investing in the Firm’s pooled vehicles), such as being a fund manager.  However, gifts from clients should be logged for purposes of sending thank-you notes.

•	Gifts, meals, entertainment or tickets to events received in connection with a bona fide personal relationship need not be reported.

Gift pool.  All gifts of more than de minimis value that are received should be “pooled” and raffled off to Firm employees, with the following exceptions and interpretations.

•	Meals of a reasonable value may be accepted by the recipient and need not be pooled.

•	Tickets for entertainment, of a reasonable value, need not be pooled, and may be used by the recipient.

•	Gifts (not tickets or meals) from clients must be pooled, unless received in connection with a bona fide personal relationship.

•	Gifts, meals, entertainment or tickets to events received in connection with a bona fide personal relationship need not be pooled.

In no event may an Access Person give or accept cash or cash equivalents to or from any person or entity which does or seeks to do business with the Firm.  Access Persons may not, without the prior written consent of the CCO or CEO, accept, directly or indirectly, from any person or entity other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account.

The CEO or CCO may require that an item or event be declined or that the Access Person reimburse the person providing the item for the value of the item or event.  Limited exceptions to this policy may be made with the approval of the CEO, CCO or President/Director of Portfolio Management.  As a general matter, you need to use good judgment under the particular circumstances. Any questions concerning this policy should be referred to the CCO or her delegate.

The below chart provides examples, which are not meant to be exhaustive, of situations that could arise, and how they should be handled.  There may be exceptions to the below examples.

Item	OK to accept?	Need to report?	Go into Gift Pool?	Comments
Anything of more than a reasonable value	No	Yes	CEO or CCO may require that item be declined or that reimbursement be made. Otherwise, yes, goes into gift pool.	Exception to nonacceptance and reporting: if connected with bona fide personal relationship.

Item	OK to accept?	Need to report?	Go into Gift Pool?	Comments
Gifts of a reasonable value	Yes	Yes	Yes
Exception to reporting: if from client with no other relationship to Firm other than as investor in Firm’s pooled vehicles.  (But must be logged for thank-you note purposes.)
Exception to reporting and pooling: if connected with bona fide personal relationship.

Meals of a reasonable value	Yes	No	No	But if the meal is not attended by the person who does business with (or seeks to do business with) or on behalf of the Firm, the meal must be reported.
Entertainment or tickets to an event of a reasonable value	Yes	Yes	No	Exceptions to reporting: (1) if from a client with no other relationship to Firm other than as investor in Firm’s pooled vehicles, or (2) if connected with bona fide personal relationship.
Gifts of reasonable value from clients with no additional relationship to Firm (other than as investor in Firm’s pooled vehicles)	Yes	No	Yes

Item	OK to accept?	Need to report?	Go into Gift Pool?	Comments

Meals of reasonable value from a client with no additional relationship to Firm (other than as investor in Firm’s pooled vehicles)	Yes	No	No
Entertainment or tickets for events of reasonable value from a client with no additional relationship to Firm (other than as investor in Firm’s pooled vehicles)	Yes	No	No
Gifts of reasonable value from a client with other relationship to Firm, e.g. fund manager	Yes	Yes	Yes
Meals of reasonable value from a client with other relationship to Firm, e.g. fund manager	Yes	Yes	No
Entertainment or tickets for events of reasonable value from clients with other relationship to Firm, e.g. fund manager	Yes	Yes	No
Gifts, meals, entertainment or tickets for events if connected with bona fide personal relationship	Yes	No	No
Cash, cash equivalents, compensation	No	Yes	Prohibited. CEO or CCO will require that item be declined or that reimbursement be made.

I.	CCO Authority.

Upon receiving information concerning a potential violation of this Code, the CCO will conduct an investigation of the matter and, as appropriate, advise the CEO of the progress and results of the investigation.  Any failure to comply with the Code will be addressed by the CCO, in consultation with the CEO.

Exceptions to the Code will rarely be made.  The CCO may grant waivers from the requirements of the Code on a case-by-case basis if, among other reasons, the CCO finds that the proposed conduct involves negligible opportunity for abuse, or upon a person’s showing that he or she would suffer extreme financial hardship should a waiver not be granted.  Any waiver may be subject to conditions, and must be in writing.

J.	Sanctions.

Upon discovering a violation of this Code, the CCO, in consultation with the CEO, may impose such sanctions as deemed appropriate, including among other things, a letter of censure or suspension, disgorgement, a monetary fine, suspension of personal trading privileges for such period as appropriate, or termination of employment.